Exhibit 5.1

January 16, 2014

Amphenol Corporation

358 Hall Avenue

Wallingford, Connecticut 06492

Ladies and Gentlemen:

We are acting as counsel for Amphenol Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Act”), including the prospectus included therein (the “Prospectus”) relating to the registration thereunder of an indeterminate amount of the Company’s senior debt securities (the “Senior Debt Securities”).

The Senior Debt Securities will be issued pursuant to an Indenture dated as of November 5, 2009 between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), (together with an officers’ certificate setting forth the terms of the Senior Debt Securities, the “Indenture”).

In connection with the filing of the Registration Statement by the Company, we have reviewed the Registration Statement and corporate and other documents that we considered relevant for the purposes of the opinion expressed in this letter.  In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons, which assumptions we have not independently verified.

Based upon the foregoing, we are of the opinion that, with respect to any of the Senior Debt Securities, when (a) the Indenture has been duly qualified under the Trust Indenture Act of 1939, (b) the Board of Directors of the Company or a duly authorized committee thereof (the “Board”) has taken all necessary corporate action to approve the issuance and establish the terms of such Senior Debt Securities, the terms of the offering and related matters, (c) such Senior Debt Securities have been duly executed and authenticated in accordance with the terms of the Indenture and (d) such Senior Debt Securities have been issued and sold in the manner contemplated by the Registration Statement and the Prospectus and the prospectus supplement applicable thereto and in accordance with the Indenture, such Senior Debt Securities will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth in the preceding paragraph is subject to and limited by the effect of (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any proceeding therefor may be brought.

In connection with the opinion expressed above, we have assumed that (a) at or prior to the time of the delivery of any of the Senior Debt Securities, the Registration Statement, including any amendments thereto, will be effective under the Act and a supplement to the Prospectus applicable to the offer and sale of such Securities will have been prepared and filed with the Commission pursuant to Rule 424(b) under the Act, (b) at or prior to the time of the issuance of any of the Senior Debt Securities, the Board shall not have rescinded or otherwise modified its authorization of such Senor Debt Securities, and (c) with respect to the issuance of any of the Senior Debt Securities, neither the establishment of any terms of such Senior Debt Securities after the date hereof nor the issuance and delivery of, or the performance of the Company’s obligations under, such Senior Debt Securities will require any authorization, consent, approval or license of, or any exemption from, or any registration or filing with, or any report or notice to, any executive, legislative, judicial, administrative or regulatory body (a “Governmental Approval”) or violate or conflict with, result in a breach of, or constitute a default under, (i) any agreement or instrument to which the Company or any of its affiliates is a party or by which the Company or any of its affiliates or any of their respective properties may be bound, (ii) any Governmental Approval that may be applicable to the Company or any of its affiliates or any of their respective properties or (iii) any order, decision, judgment or decree that may be applicable to the Company or any of its affiliates or any of their respective properties.

This opinion is limited to the General Corporation Law of the State of Delaware and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP